Exhibit 99.1
Entertainment Properties Trust Reports Record Third Quarter Results
Kansas City, MO, October 28, 2008 — Entertainment Properties Trust (NYSE:EPR) today announced record operating results for the third quarter and nine months ended September 30, 2008.
Total revenue increased 22% to $75.0 million for the third quarter compared to $61.6 million for the same quarter in 2007. Net income available to common shareholders increased 37% to a record $28.5 million from $20.7 million for the same quarter in 2007. Net income on a diluted per common share basis increased 16% to $0.89 per share from $0.77 per share in the same quarter in 2007.
Funds from operations (FFO) for the third quarter increased 32% to a record $38.9 million from $29.6 million for the same quarter in 2007. FFO per diluted common share increased 9% to $1.20 per share from $1.10 per share for the same quarter in 2007.
For the nine months ended September 30, 2008, total revenue increased 23% to $209.6 million compared to $169.9 million for the same period in 2007. Net income available to common shareholders increased 24% to $73.9 million from $59.7 million for the same period last year. Net income on a diluted per common share basis increased 9% to $2.43 from $2.22 for the same period last year. FFO for the nine months ended September 30, 2008 increased 26% to $104.2 million from $82.5 million a year ago. FFO per diluted common share increased 11% to $3.41 per share from $3.07 per share for the same period last year.
Dividend Information
On September 15, 2008, the Company declared a regular quarterly dividend of $0.84 per common share, which was paid on October 15, 2008 to common shareholders of record on September 30, 2008. This dividend represents an increase of 10.5% to an annual dividend rate of $3.36 per common share compared to last year. The Company also declared and paid third quarter cash dividends of $0.4844 per share on the 7.75% Series B preferred shares, $0.3594 per share on the 5.75% Series C convertible preferred shares, $0.4609 per share on the 7.375% Series D preferred shares and $0.5625 per share on the 9.0% Series E convertible preferred shares.
Investment Activity
The Company’s investment spending in the third quarter totaled $167.5 million. The Company’s significant investments in the third quarter are summarized below:
On August 20, 2008, the Company provided a two year secured first mortgage loan of $225.0 million to Concord Resorts, LLC related to a planned resort development in Sullivan County, New York. The total project is expected to consist of a casino complex and a 1,580 acre resort complex. The resort complex is expected to consist of a 125-room spa hotel, a 350-room waterpark style hotel, a convention center and support facilities, a waterpark, two golf courses, and a retail and residential development. The Company’s investment is secured by a first mortgage on the resort complex real estate. The Company has certain rights to convert its mortgage interest into fee ownership as the project is further developed. During the third quarter of 2008, the Company advanced $132.5 million under this agreement. Interest income is being recognized on this investment using the effective interest method at a rate of 13.9%.
In addition, during the three months ended September 30, 2008, the Company funded approximately $12.5 million on its mortgage note for development of Schlitterbahn Vacation Village, a water-park anchored entertainment village in Kansas City, Kansas. The Company has committed to fund $175.0 million on this project and has funded approximately $126.2 million through September 30, 2008.
The Company had one theatre project under construction at September 30, 2008. The property has been pre-leased to the prospective tenant under a long-term triple-net lease. The theatre, which is located in Glendora, California, will have a total of 12 screens and total development costs will be approximately $13.2 million. Through September 30, 2008, the Company had invested approximately $8.9 million in the theatre project and has commitments to fund an additional $4.3 million in improvements. Subsequent to quarter-end, this theatre has been completed and is now open to the public.

The Company had one winery facility under construction at September 30, 2008. The property has been pre-leased to the prospective tenant under a long-term triple-net lease. Through September 30, 2008, the Company has invested approximately $2.7 million in the project for the purchase of land in Sonoma County, California, and has commitments to fund approximately $5.8 million of improvements. During the third quarter, the Company also invested an additional $6.9 million in an existing wine facility in Mendocino County, California for which it is receiving additional rent.
In addition, during the third quarter, the Company invested approximately $3.0 million in its retail development which is being constructed adjacent to one of its megaplex theatres in Suffolk, Virginia, and funded an additional $4.2 million on its mortgage notes for improvements at its metropolitan ski areas.
For the nine months ended September 30, 2008, the Company’s investment spending totaled $474.6 million.
Capital Markets Activity
As previously communicated, during the third quarter of 2008, the Company continued its successful access to both the debt and equity capital markets. The Company issued approximately $113.0 million of common equity through a registered public offering of its common shares and its Direct Share Purchase Plan and closed on approximately $136.0 million of new long-term debt. As of September 30, 2008, the Company had $85.0 million outstanding on its $235.0 million revolving credit facility.
On June 26, 2008, the Company began offering common shares pursuant to our revised dividend reinvestment and direct share purchase plan. Pursuant to the direct share purchase component of this plan, during July 2008, the Company issued 324,055 common shares at an average purchase price of $50.61 per share. Total net proceeds after expenses were approximately $16.3 million. In addition, on August 5, 2008, the Company issued 1,900,000 common shares at a purchase price of $50.96 per share in a registered public offering. Total net proceeds after underwriting discounts and expenses were approximately $96.5 million.
On August 20, 2008, the Company obtained a secured mortgage loan commitment in the amount of $112.5 million, of which $56.25 million was advanced during the third quarter of 2008. The mortgage is secured by the mortgage receivable investment entered into with Concord Resorts, LLC in conjunction with the planned resort development in Sullivan County, New York described above. The mortgage loan bears interest at LIBOR plus 3.5% (with a LIBOR floor of 2.5%), matures on September 10, 2010 and requires monthly interest only payments.
On September 26, 2008, VinREIT, the Company’s subsidiary that owns vineyards and wineries, expanded its credit facility. The size of the credit facility was increased from $65.0 million to $129.5 million. The pricing under this facility is Libor plus 1.75% for loans secured by real estate and Libor plus 2.00% for loans secured by equipment and fixtures. During the third quarter of 2008, VinREIT drew down $74.9 million of term loans secured by real estate and $5.1 million secured by equipment. The Company entered into interest rate swap agreements that effectively fix the interest rate on these loans at a weighted average interest rate of 5.1%. Subsequent to the closing of these loans, approximately $37.0 million of the facility remains available.
Additionally, on July 11, 2008, the Company paid in full a mortgage note payable which had an outstanding balance of principal and interest totaling $90.6 million using borrowings under its unsecured revolving credit facility. This mortgage note payable was secured by eight theatre properties which were simultaneously added to the credit facility.
Portfolio Highlights
As of September 30, 2008, the Company’s real estate portfolio consisted of 79 megaplex theatres totaling approximately 6.6 million square feet, and restaurant, retail and other destination recreation and specialty properties totaling approximately 2.5 million square feet. The Company owned a metropolitan ski area and eight vineyards totaling approximately 1,590 acres and ten wineries totaling approximately 850 thousand square feet as well as 22 public charter schools. The megaplex theatres were 100% occupied, and the overall real estate portfolio was 99% occupied.
In addition, as of September 30, 2008, the Company’s real estate mortgage loan portfolio had a carrying value of $506.9 million and included financing provided for the construction of entertainment, retail and recreational properties as well as financing provided for ten metropolitan ski areas covering approximately 6,100 acres in six states.
Investment Spending and Earnings Guidance
As indicated above, the Company’s investment spending was $474.6 million through September 30, 2008. Based on actual spending to date and expected spending over the remainder of 2008 for committed projects, the Company is raising its 2008 investment spending guidance from $350 million to approximately $500 million, and confirming its previous 2008 FFO per share guidance of $4.55 - $4.62.
Additionally, the Company is announcing 2009 guidance for FFO per share of $4.65 - $4.95 and investment spending of approximately $125 million.
Comments from President and CEO, David Brain
“We are excited to present another quarter of steady and substantial advancement of shareholder value metrics in stark contrast to our recent share price performance. We look forward to 2009 as another year of progress albeit at a more modest pace due to market conditions that cause us to be more guarded in our assessment of what can be achieved with the attractive opportunities before us.”

ENTERTAINMENT PROPERTIES TRUST
Consolidated Statements of Income
(Unaudited)
(Dollars in thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Rental revenue	$52,139	$48,120	$151,201	$136,617
Tenant reimbursements	5,249	4,699	16,114	12,607
Other income	460	506	1,657	1,780
Mortgage and other financing income	17,125	8,239	40,609	18,884

Total revenue	74,973	61,564	209,581	169,888
Property operating expense	6,612	5,806	19,947	15,846
Other expense	430	1,048	1,982	2,590
General and administrative expense	3,718	3,023	12,070	9,083
Interest expense, net	17,689	16,672	52,117	43,252
Depreciation and amortization	11,170	9,881	32,184	27,269

Income before equity in income from joint ventures, minority interest and discontinued operations	35,354	25,134	91,281	71,848
Equity in income from joint ventures	216	200	1,743	597
Minority interests	488	988	1,474	988

Income from continuing operations	$36,058	$26,322	$94,498	$73,433
Discontinued operations:
Income (loss) from discontinued operations	—	28	(27)	862
Gain on sale of real estate	—	—	119	3,240

Net income	36,058	26,350	94,590	77,535
Preferred dividend requirements	(7,552)	(5,611)	(20,714)	(15,701)
Series A preferred redemption costs		—	—	(2,101)

Net income available to common shareholders	$28,506	$20,739	$73,876	$59,733

Per share data:
Basic earnings per share data:
Income from continuing operations available to common shareholders	$0.90	$0.78	$2.46	$2.11
Income from discontinued operations	—	—	0.01	0.15

Net income available to common shareholders	$0.90	$0.78	$2.47	$2.26

Diluted earnings per share data:
Income from continuing operations available
to common shareholders	$0.89	$0.77	$2.43	$2.07
Income from discontinued operations	—	—	—	0.15

Net income available to common shareholders	$0.89	$0.77	$2.43	$2.22

Shares used for computation (in thousands):
Basic	31,750	26,432	29,969	26,378
Diluted	32,201	26,824	30,394	26,858
The additional 1.9 million common shares that would result from the conversion of our 5.75% Series C cumulative convertible preferred shares and the additional 1.6 million common shares that would result from the conversion of our 9.0% Series E cumulative convertible preferred shares and the corresponding add-back of the preferred dividends declared on those shares are not included in the calculation of diluted earnings per share for the three and nine months ended September 30, 2008 and 2007 because the effect is anti-dilutive. However, because a conversion of the 5.75% Series C cumulative convertible preferred shares would be dilutive to FFO per share for the three and nine months ended September 30, 2008, these adjustments have been made in the calculation of diluted FFO per share for these periods.
ENTERTAINMENT PROPERTIES TRUST
Reconciliation of Net Income Available to Common Shareholders to Funds From Operations (A)
(Unaudited, dollars in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net income available to common shareholders	$28,506	$20,739	$73,876	$59,733
Subtract: Minority interest	(604)	(988)	(1,673)	(988)
Subtract: Gain on sale of depreciable real estate from discontinued operations	—	—	—	(3,240)
Add: Real estate depreciation and amortization	10,958	9,751	31,597	26,770
Add: Allocated share of joint venture depreciation	64	61	445	184

FFO available to common shareholders	38,924	29,563	104,245	82,459

FFO available to common shareholders	$38,924	$29,563	$104,245	$82,459
Add: Preferred dividends for Series C	1,941	1,941	5,822	5,822

Diluted FFO available to common shareholders	40,865	31,504	110,067	88,281

FFO per common share:
Basic	$1.23	$1.12	$3.48	$3.13
Diluted	1.20	1.10	3.41	3.07

Shares used for computation (in thousands):
Basic	31,750	26,432	29,969	26,378
Diluted	34,120	28,724	32,308	28,755

Weighted average shares outstanding — diluted EPS	32,201	26,824	30,394	26,858
Effect of dilutive Series C preferred shares	1,919	1,900	1,914	1,897

Adjusted weighted average shares outstanding — diluted	34,120	28,724	32,308	28,755

Other financial information:
Straight-lined rental revenue	$1,016	1,178	2,909	3,229
Dividends per common share	$0.84	0.76	2.52	2.28
FFO payout ratio(1)	70%	69%	74%	74%

(1)	FFO payout ratio is calculated by dividing dividends per common share by FFO per diluted common share.
(A)	The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is a widely used measure of the operating performance of real estate companies and is provided here as a supplemental measure to U.S. generally accepted accounting principles (GAAP) net income available to common shareholders and earnings per share. FFO, as defined under the revised NAREIT definition and presented by us, is net income available to common shareholders, computed in accordance with GAAP, excluding gains and losses from sales of depreciable operating properties, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. FFO is a non-GAAP financial measure. FFO does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of our operations or our cash flows or liquidity as defined by GAAP. It should also be noted that not all REITs calculate FFO the same way so comparisons with other REITs may not be meaningful.
ENTERTAINMENT PROPERTIES TRUST
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	As of	As of
	September 30, 2008	December 31, 2007
	(unaudited)
Assets
Rental properties, net	$1,758,759	$1,648,621
Property under development	34,985	23,001
Mortgage notes and related accrued interest receivable	506,935	325,442
Investment in a direct financing lease, net	162,909	—
Investment in joint ventures	2,412	42,331
Cash and cash equivalents	11,125	15,170
Restricted cash	15,366	12,789
Intangible assets, net	14,308	16,528
Deferred financing costs, net	10,789	10,361
Accounts and notes receivable, net	73,072	61,193
Other assets	22,822	16,197

Total assets	$2,613,482	$2,171,633

Liabilities and Shareholders’ Equity
Accounts payable and accrued liabilities	$18,024	$26,532
Dividends payable	35,164	26,955
Unearned rents and interest	16,127	10,782
Long-term debt	1,217,569	1,081,264

Total liabilities	1,286,884	1,145,533
Minority interests	16,662	18,207
Shareholders’ equity	1,309,936	1,007,893

Total liabilities and shareholders’ equity	$2,613,482	$2,171,633

About Entertainment Properties Trust
Entertainment Properties Trust (NYSE:EPR) is a real estate investment trust (REIT) that develops, owns, leases, and finances properties for consumer-preferred, high-quality businesses. EPR’s investments are guided by a focus on inflection opportunities that offer enduring value, excellent executions, attractive economics, and an advantageous market position. Our total assets exceed $2.6 billion and include megaplex movie theatres and entertainment retail centers, as well as other destination recreational and specialty investments. Further information is available at www.eprkc.com or from Jon Weis at 888-EPR-REIT or info@eprkc.com.

Safe Harbor Statement
With the exception of historical information, this press release contains forward-looking statements within the meaning of the securities laws, such as those pertaining to our acquisition or disposition of properties, our capital resources and future expenditures for development projects. The Company’s actual financial condition, results of operations, funds from operations, or business may vary materially from those contemplated by such forward-looking statements and involve various risks and uncertainties. Forward looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of actual events. There is no assurance that the events or circumstances reflecting in the forward-looking statement will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” or other comparable terms, or by discussions of strategy, plans, or intentions. Forward-looking statements necessarily are dependent on assumptions, data, or methods that may be incorrect or imprecise.
You should consider the risks described in the “Risk Factors” section of our most recent annual report on Form 10-K and, to the extent applicable, our quarterly reports on Form 10-Q in evaluating any forward-looking statements included in this press release. Given these uncertainties, investors are cautioned not to place undue reliance on any forward-looking statements. EPR undertakes no obligation to publicly update or revise any forward-looking statements included in this press release whether as a result of new information, future events, or otherwise. In light of the factors referred to above, the future events discussed in this press release may not occur and actual results, performance, or achievements could differ materially from those anticipated or implied in the forward-looking statements.